Exhibit 5.1

February 26, 2007

Board of Directors

SAVVIS, Inc.

1 SAVVIS Parkway

Town & Country, Missouri, 63017

Ladies and Gentlemen:

We are acting as counsel to SAVVIS, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the registration of 3,000,000 shares (“Shares”) of the Company’s common stock, par value $0.01 per share, to be issued from time to time pursuant to the Company’s Amended and Restated 2003 Incentive Compensation Plan (the “Plan”), as amended by an Amendment to the Plan (the “Amendment”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on February 26, 2007 and by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	A copy of the Plan, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

Board of Directors

SAVVIS, Inc.

February 26, 2007

5.	A copy of the Amendment, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.	Resolutions of the Compensation Committee of the Board of Directors of the Company adopted at a meeting held on February 14, 2006, resolutions of the Board of Directors of the Company adopted by written consent dated March 20, 2006, resolutions of the Compensation Committee of the Board of Directors of the Company adopted at a meeting held on July 6, 2006, and resolutions of the Board of Directors of the Company adopted at a meeting held on July 25, 2006, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the adoption of the Plan and the Amendment and arrangements in connection therewith.

7.	Final Report of Inspector of Election for the meeting of stockholders held on April 25, 2006, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the adoption of the Plan and arrangements in connection therewith.

8.	Written consent of the stockholders of the Company dated December 4, 2006, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the adoption of the Amendment and arrangements in connection therewith.

9.	A certificate of the Assistant Secretary of the Company, dated as of the date hereof.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following: (i) the effectiveness of the Registration Statement, (ii) the issuance of the Shares in the manner and on the terms described in the Plan, as amended, the Shares will be validly issued, fully paid and nonassessable.

Board of Directors

SAVVIS, Inc.

February 26, 2007

This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP

HOGAN & HARTSON LLP